Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Oppenheimer Multi-State Municipal Trust:

We consent to the use of our report dated September 16, 2014, with respect to the financial statements and financial highlights of Oppenheimer Rochester Pennsylvania Municipal Fund, formerly Oppenheimer Pennsylvania Municipal Fund, (a separate series of Oppenheimer Multi-State Municipal Trust), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                                                        /s/ KPMG LLP

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                                                                                       KPMG LLP

Denver, Colorado
November 24, 2014